Exhibit 4.7

THIS FIFTH SUPPLEMENTAL INDENTURE dated as of the 20th day of June, 2019

AMONG:

ENBRIDGE INC. (formerly IPL Energy Inc.), a corporation continued under the laws of Canada and having its head office at Calgary, Alberta

(hereinafter the “Corporation”)

OF THE FIRST PART

-and-

SPECTRA ENERGY PARTNERS, LP, a limited

partnership formed under the laws of the State of Delaware and having its head office at Houston, Texas.

(hereinafter “SEP”)

OF THE SECOND PART

-and-

ENBRIDGE ENERGY PARTNERS, L.P., a

limited partnership formed under the laws of the State of Delaware and having its head office at Houston, Texas.

(hereinafter “EEP” and, together with SEP, the “Guarantors”)

OF THE THIRD PART

-and-

COMPUTERSHARE TRUST COMPANY OF

CANADA, a trust company incorporated under the laws of Canada and duly authorized to carry on the trust business in each province of Canada

(hereinafter the “Trustee”)

OF THE FOURTH PART

WHEREAS by a trust indenture dated as of October 20, 1997 between the Corporation and the Trustee (which trust indenture and the supplemental indenture to such trust indenture dated as of November 28, 2001, the second supplemental to such trust indenture dated as of December 21, 2011, the third supplemental to such trust indenture dated as of September 26, 2017 and the fourth supplemental to such trust indenture dated as of April 12, 2018 are herein collectively referred to as the “Trust Indenture”) provision was made for the creation and issuance by the Corporation of Debentures;

AND WHEREAS section 14.1 of the Trust Indenture provides that from time to time the Corporation, when authorized by a resolution of the directors, and the Trustee may, subject to the provisions of the Trust Indenture, and they shall, when so directed by the Trust Indenture, execute, acknowledge and deliver by their proper officers deeds or indentures supplemental to the Trust Indenture, which thereafter shall form part of the Trust Indenture, for any one or more of the purposes set out in section 14.1 of the Trust Indenture;

AND WHEREAS the Corporation may hereafter continue to create and issue further series of Debentures under the Trust Indenture upon the terms and subject to the conditions therein provided;

AND WHEREAS pursuant to section 2.5 and section 2.6 of the Trust Indenture, as applicable, the Corporation may provide Written Orders of the Corporation to the Trustee, requesting the certification and delivery of Medium Term Notes and Additional Debentures, as applicable, issuable under the Trust Indenture and specifying the terms of the Medium Term Notes or Additional Debentures to be issued, or, at the option of the Corporation, and instead of a Written Order, the Corporation may execute and deliver supplemental indentures with the Trustee, providing for the issue of Additional Debentures;

AND WHEREAS the Corporation desires to have the option, in connection with the creation and issuance of further Medium Term Notes or Additional Debentures, to specify that any such Medium Term Notes or Additional Debentures are to be guaranteed by the Guarantors upon the creation and issuance of such Medium Term Notes or Additional Debentures;

AND WHEREAS when the Corporation specifies that any such Medium Term Notes or Additional Debentures are to be guaranteed by either or both Guarantors, the Guarantors desire to fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee any further Medium Term Notes or Additional Debentures designated in accordance with this Fifth Supplemental Indenture to be guaranteed upon and subject to the terms and conditions set out in Section 2.2, and, to provide therefor, the Guarantors have duly authorized the execution and delivery of this Fifth Supplemental Indenture;

AND WHEREAS this Fifth Supplemental Indenture is hereinafter referred to as the “Fifth Supplemental Indenture” and is executed and delivered pursuant to the authorization of the directors of the Corporation;

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE

WITNESSES that, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1
Definitions

In this Fifth Supplemental Indenture, unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

“EEP Guaranteed Notes” means the series of notes issued by EEP pursuant to the indenture dated as of May 27, 2003 between EEP, as issuer, and U.S. Bank National Association, a national banking association (as successor trustee to SunTrust Bank), as trustee, as supplemented from time to time, as follows: (a) 9.875% Notes due 2019; (b) 5.200% Notes due 2020; (c) 4.375% Notes due 2020; (d) 4.200% Notes due 2021; (e) 5.875% Notes due 2025; (f) 5.950%

Notes due 2033; (g) 6.300% Notes due 2034; (h) 7.500% Notes due 2038; (i) 5.500% Notes due

2040; and (j) 7.375% Notes due 2045;

“Funding Guarantor” has the meaning ascribed to such term in Section 2.4; “Guaranteed Debentures” has the meaning ascribed to such term in Section 2.2.1; “Guaranteed Party” has the meaning ascribed to such term in Section 2.2.1; “Guarantees” has the meaning ascribed to such term in Section 2.2.2;

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or Person having or purporting to have jurisdiction in the relevant circumstances;

“Holders” means the registered holders, from time to time, of Debentures or, where the context requires, the registered holders of all Debentures;

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;

“SEP Guaranteed Notes” means the series of notes issued by SEP pursuant to the indenture dated as of June 9, 2011 between SEP, as issuer, and Wells Fargo Bank, National Association, a national banking association, as trustee, as supplemented from time to time, as follows: (a) Floating Rate Senior Notes due 2020; (b) 4.600% Senior Notes due 2021; (c) 4.750% Senior Notes due 2024; (d) 3.500% Senior Notes due 2025; (e) 3.375% Senior Notes due 2026; (f)

5.950% Senior Notes due 2043; and (g) 4.500% Senior Notes due 2045;

“Stated Maturity” means, with respect to any security or any installment of principal thereof or interest thereon, the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable;

“this Fifth Supplemental Indenture”, “hereto”, “hereby”, “hereunder”, “hereof”, “herein” and similar expressions refer to this Fifth Supplemental Indenture and not to any particular article, section, subdivision or other portion hereof; and

“Trust Indenture” has the meaning ascribed to such term in the first recital to this Fifth Supplemental Indenture.

1.2
Incorporation of Certain Definitions

All terms contained in this Fifth Supplemental Indenture which are defined in the Trust Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Trust Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

1.3
Interpretation
1.3.1
The division of this Fifth Supplemental Indenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Fifth Supplemental Indenture.
1.3.2
Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.
1.3.3
Unless stated otherwise, “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

ARTICLE 2 GUARANTEES

2.1
Issuance of Additional Guaranteed Debentures

In addition to the terms to be specified in each Written Order provided under section 2.5 or section 2.6 of the Trust Indenture or in each supplemental indenture entered into with the Trustee under section 14.1 of the Trust Indenture, as applicable, in connection with the creation and issuance of any further Debentures, the Corporation may elect, at its option at any time, in such Written Order or supplemental indenture that Debentures are to be guaranteed by either or both Guarantors on the terms and conditions of the Guarantees set forth in Section 2.2.

2.2
Guarantees
2.2.1
Upon the Corporation’s exercise (if any) of its option to have this Section 2.2 apply to any new Debentures (the “Guaranteed Debentures”), each Guarantor as specified, for value received, fully, unconditionally, irrevocably, absolutely and jointly and severally guarantees to each Holder of such Debentures (a “Guaranteed Party”) the due and punctual payment of the principal of, and premium, if any, and interest on such Guaranteed Debentures and all other amounts due and payable by the Corporation under the Trust Indenture and the Guaranteed Debentures, when and as such principal, premium, if any, interest and other amounts shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Guaranteed Debentures and the Trust Indenture, subject to the limitations set forth in Section 2.3.

2.2.2
Failing payment when due of any amount guaranteed pursuant to the guarantees provided for in this Section 2.2 (the “Guarantees”), for whatever reason, each of the Guarantors will be jointly and severally obligated, and a single Guarantor will be solely obligated, to pay the same immediately. The Guarantees are intended to be general, unsecured, senior obligations of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantees. Each of the Guarantors hereby agrees that its Guarantee shall be full, unconditional, absolute and joint and several, irrespective of the validity, regularity or enforceability of the Guaranteed Debentures, the Guarantees (including the Guarantee of the other Guarantor) or the Trust Indenture, the absence of any action to enforce the same, any waiver or consent by the Trustee or any Guaranteed Party with respect to any provisions hereof or thereof, the recovery of any judgment against the Corporation or the other Guarantor, or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of either of the Guarantors. Each of the Guarantors hereby agrees that in the event of a default in payment of the principal of, or premium, if any, or interest on the Guaranteed Debentures, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by a Guaranteed Party, on the terms and conditions set forth in the Trust Indenture, directly against such Guarantor to enforce the Guarantees without first proceeding against the Corporation or the other Guarantor.
2.2.3
The obligations of each of the Guarantors under its Guarantee shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation: (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Corporation or of the other Guarantor contained in the Guaranteed Debentures or the Trust Indenture; (ii) any impairment, modification, release or limitation of the liability of the Corporation, the other Guarantor or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any legal requirement or from the decision of any court; (iii) the assertion or exercise by the Corporation, the other Guarantor or a Guaranteed Party of any rights or remedies under the Guaranteed Debentures or the Trust Indenture or their delay in or failure to assert or exercise any such rights or remedies; (iv) the assignment or the purported assignment of any property as security for the Guaranteed Debentures, including all or any part of the rights of the Corporation or the other Guarantor under the Trust Indenture; (v) the extension of the time for payment by the Corporation or the other Guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of the Guaranteed Debentures or the Trust Indenture or of the

time for performance by the Corporation or the other Guarantor of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof; (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Corporation or the other Guarantor set forth in this Fifth Supplemental Indenture; (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Corporation or the other Guarantor or any of their respective assets, or the disaffirmance of the Guaranteed Debentures, the Trust Indenture or this Fifth Supplemental Indenture in any such proceeding; (viii) the release or discharge of the Corporation or the other Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law; (ix) the unenforceability of the Guaranteed Debentures, the Trust Indenture or this Fifth Supplemental Indenture; or (x) any other circumstances (other than payment in full or discharge of all amounts guaranteed pursuant to the Guarantees) which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

2.2.4
Each of the Guarantors hereby: (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Corporation or the other Guarantor, and all demands whatsoever; and (ii) covenants that, subject to Section 2.6, the Guarantees will not be discharged except by complete performance of the Guarantees. Each of the Guarantors further agrees that if at any time all or any part of any payment theretofore applied by any Person to the Guarantees is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the Corporation or either of the Guarantors, the Guarantees shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Guarantees shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.
2.2.5
Each of the Guarantors shall be subrogated to all rights of each Guaranteed Party against the Corporation in respect of any amounts paid by such Guarantor pursuant to its Guarantee, provided, however, that such Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all of the Guaranteed Debentures and the Trust Indenture shall have been paid in full or discharged.
2.3
Limitation on Guarantors’ Liability

Each Guarantor and by its acceptance hereof each Guaranteed Party hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to the Guarantees not constitute a fraudulent transfer or conveyance for purposes of any applicable law. To give effect to the foregoing intention, each of the Guaranteed Parties and each of the Guarantors hereby irrevocably agrees that the obligations of each of the Guarantors under the Guarantees shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and to any collections from or payments made by or on behalf of the other Guarantor in respect of the obligations of such other Guarantor under the Guarantees, result in the obligations of each such Guarantor under the Guarantees not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

2.4
Right of Contribution

In order to provide for just and equitable contribution among the Guarantors with respect to any Guaranteed Debentures guaranteed by both Guarantors, the Guarantors hereby agree, inter se, that, subject to Section 2.3, in the event any payment or distribution is made by either Guarantor (a “Funding Guarantor”) under the Guarantees, such Funding Guarantor shall be entitled to contribution from the other Guarantor for 50% of all payments, damages and expenses incurred by the Funding Guarantor in discharging the Corporation’s obligations with respect to the Guaranteed Debentures.

2.5
No Right of Set-off

No Guaranteed Party shall have, as a result of this Fifth Supplemental Indenture, any right of set-off against any amount owing by such Guaranteed Party to or for the credit or the account of a Guarantor.

2.6
Release
2.6.1
Notwithstanding any other provisions of this Fifth Supplemental Indenture to the contrary, the Guarantee of either Guarantor shall be unconditionally released and discharged automatically upon:
2.6.1.1
any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any Person that is not an Affiliate of the Corporation, of any of the Corporation’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of the Corporation;
2.6.1.2
the merger of such Guarantor into the Corporation or the other Guarantor or the liquidation and dissolution of such Guarantor;
2.6.1.3
with respect to any Guaranteed Debentures, the repayment in full or discharge or defeasance of such Guaranteed Debentures;
2.6.1.4
with respect to EEP, the repayment in full or discharge or defeasance of the EEP Guaranteed Notes;
2.6.1.5
with respect to SEP, the repayment in full or discharge or defeasance of the SEP Guaranteed Notes; or
2.6.1.6
with respect to any Guaranteed Debentures, the consent of the Holders of at least a majority of the outstanding principal amount of such Guaranteed Debentures.
2.6.2
The Corporation shall provide a certificate executed by any one authorized officer of the Corporation giving notice to the Trustee of the occurrence of any event outlined in Section

2.6.1.
2.7
Remedies

The Trustee shall have the sole and exclusive right to institute actions and proceedings against a Guarantor related to this Fifth Supplemental Indenture, provided that the Trustee shall only be required to do so if the Holders of at least 25% in principal amount of the Guaranteed Debentures have made written request to the Trustee and such Holders of Guaranteed Debentures shall have provided the Trustee with sufficient funds and security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and no Holder of any Guaranteed Debentures shall have any right to institute any action or proceeding for payment or performance pursuant to this Fifth Supplemental Indenture, or for the execution of any trust or power hereunder, of for the appointment of a liquidation receiver, or receiver or manager, or to have a Guarantor wound up, or any other remedy hereunder; provided, however, that the Holder of any Guaranteed Debenture shall have the right, which is absolute and unconditional, to receive payment of the principal of, and any premium, and interest on such Guaranteed Debenture at the Stated Maturities expressed in such Guaranteed Debenture (or, in the case of redemption, on the Redemption Date) and to institute suit against a Guarantor for the enforcement of any such payment.

2.8
Execution and Delivery
2.8.1
To evidence its Guarantee set forth in Section 2.2, each Guarantor hereby agrees that this Fifth Supplemental Indenture shall be executed on behalf of such Guarantor by any authorized person of the Guarantor.
2.8.2
Each Guarantor hereby agrees that its Guarantee set forth in Section 2.2 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Guaranteed Debentures.

ARTICLE 3 MISCELLANEOUS

3.1
Relationship to Trust Indenture

The Fifth Supplemental Indenture is a supplemental indenture within the meaning of the Trust Indenture. The Trust Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified, confirmed and approved and, as supplemented and amended by this Fifth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

3.2
Acceptance of Trust

The Trustee hereby accepts the trusts in this Fifth Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions contained herein.

3.3
Modification of Trust Indenture

Except as expressly modified by this Fifth Supplemental Indenture, the provisions of the Trust Indenture shall continue to apply to each Security issued thereunder.

3.4
Enurement

This Fifth Supplemental Indenture, including the Guarantees, shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

3.5
Governing Law

This Fifth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

3.6
Counterparts

This instrument may be executed in any number of counterparts (including counterparts by facsimile or other electronic means), each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

3.7
Trustee Makes No Representation

The recitals contained herein are made by the Corporation and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture.

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IN WITNESS WHEREOF THE PARTIES HERETO have duly executed this Fifth Supplemental Indenture as of the date first written above.

ENBRIDGE INC.

By: (signed) Karen K.L. Uehara

Name: Karen K.L. Uehara

Title: Vice President & Corporate Secretary

By: (signed) Maximilian G. Chan

Name: Maximilian G. Chan Title: Vice President, Treasury

SPECTRA ENERGY PARTNERS, LP by Spectra

Energy Partners (DE) GP, LP, its General Partner, by Spectra Energy Partners GP, LLC, its General Partner.

By: (signed) Kelly L. Gray

Name: Kelly L. Gray

Title: Corporate Secretary

ENBRIDGE ENERGY PARTNERS, L.P., by

Enbridge Energy Company, Inc., its General Partner.

By: (signed) Kelly L. Gray

Name: Kelly L. Gray

Title: Corporate Secretary

COMPUTERSHARE TRUST COMPANY OF

CANADA, as Trustee

By: (signed) Beatriz Fedozzi

Name: Beatriz Fedozzi

Title: Corporate Trust Officer

By: (signed) W. Anne Dewaele

Name: W. Anne Dewaele Title: Corporate Trust Officer

[Signature Page to Fifth Supplemental Indenture]